VRINGO ANNOUNCES 2013 THIRD QUARTER RESULTS AND SHAREHOLDER UPDATE

NEW YORK — November 7, 2013 — Vringo, Inc. (NASDAQ: VRNG), a company engaged in the innovation, development and monetization of intellectual property and mobile technologies, today announced financial and operating results for the third quarter ended September 30, 2013 and a shareholder update.

Third Quarter Financial and Operating Results

▪	As of September 30, 2013, we had approximately $41 million of cash and short-term investments. We expect these funds will be sufficient to support our current operations and allow timely execution of our business plans.

▪	Our average monthly use of cash from operations for the nine months ended September 30, 2013 was approximately $1.9 million.

▪	Our net losses were approximately $10.5 million and $33.5 million, or $0.13 per basic share and $0.40 per basic share, for the three and nine months ended September 30, 2013, respectively, mainly attributable to the following:

▪	Cash used in operations of approximately $17.4 million for the nine months ended September 30, 2013. These costs relate to the ongoing litigations against Google, Inc., ZTE Corporation, ASUSTeK Computer, Inc., and certain of their affiliates, other planned enforcements of our intellectual property, as well as general and administrative expenses. An update on our active litigations appears below.

▪	Non-cash costs of approximately $16.4 million for the nine months ended September 30, 2013. These costs represent amortization and depreciation of patents and technology, stock based compensation and the revaluation of warrants.

Litigation Update

I/P Engine v. AOL, Google et al. Litigation

Our wholly-owned subsidiary I/P Engine's case against AOL, Google and others is proceeding in U.S. District Court and the Court of Appeals for the Federal Circuit.

On November 6, 2012, a jury in U.S. District Court in Norfolk, Virginia ruled in favor of I/P Engine and against the defendants with respect to the defendants' infringement of the asserted claims of U.S. Patent Nos. 6,314,420 and 6,775,664.  After upholding the validity of the patents-in-suit, and determining that the asserted claims of the patents were infringed by the defendants, the jury found that reasonable royalty damages should be based on a "running royalty," and that the running royalty rate should be 3.5%.  The jury also awarded I/P Engine a total of approximately $30.5 million.  On November 20, 2012, the clerk entered the District Court's final judgment.

I/P Engine and the defendants have appealed the case to the Court of Appeals for the Federal Circuit.  AOL, Google et al. filed their opening brief on July 22, 2013, and the brief is publicly available on PACER.

On August 1, 2013, the District Court found that I/P Engine is entitled to supplemental damages from October 1, 2012 to November 20, 2012; prejudgment interest from September 15, 2011 to November 20, 2012; and post-judgment interest for Defendants' infringement. The amounts for each of the foregoing shall be determined by the District Court.

On August 16, 2013, the District Court found that I/P Engine is entitled to an award of post-judgment royalty, and that additional discovery and briefing is necessary to determine the precise amount of the royalty.

Google has asserted that, as of May 2013, it implemented a "design around" to its system such that it no longer infringes the asserted patents. To resolve the ongoing royalty rate and whether Google's alleged design around is more than colorably different than the previously adjudicated infringing system, the district court set a discovery and briefing schedule.

▪	I/P Engine served its expert reports on September 25, 2013.
▪	Defendants served their expert reports on October 15, 2013.
▪	The parties then submitted briefs to the district court on October 30, 2013.
▪	The parties' responsive briefs are due on November 10, 2013.

The District Court has also ordered the parties to attempt to set their own royalty rate before the District Court imposes one. To that end, the District Court ordered that within five days of completing the aforementioned discovery and briefing schedule, the parties shall meet to negotiate an appropriate ongoing royalty rate, using 20.9% of U.S. AdWords revenues as the appropriate royalty base.

The United States Patent and Trademark Office is currently considering one request from Google for reexamination of certain claims of one of the asserted patents. The USPTO has previously upheld the validity of both of the asserted patents.

Vringo Infrastructure v. ZTE Litigation

As of today, our wholly-owned subsidiary Vringo Infrastructure has filed seven patent infringement cases against ZTE Corporation and its subsidiaries in four countries, and a preliminary inquiry in Spain. The asserted patents relate to wireless infrastructure and handsets, and span seven distinct patent families.

▪	In the United Kingdom, Vringo Infrastructure filed two cases and asserted three patents in each case related to both infrastructure equipment and handsets. The first trial is expected in the second half of 2014.
▪	In Germany, Vringo Germany GmbH asserted two patents related to infrastructure equipment. The infringement hearing for EP 1,186,119 relating to the infringement of ZTE 3G infrastructure equipment is currently scheduled for November 12, 2013. The infringement hearing for EP 1,212,919 relating to the infringement of ZTE 3G and 4G LTE infrastructure equipment is scheduled for the first half of 2014.
▪	In France, Vringo Infrastructure asserted two patents related to infrastructure equipment. A scheduling hearing was held on June 25, 2013 and a trial date is forthcoming.

▪	In Australia, Vringo Infrastructure asserted two patents related to infrastructure equipment, handsets and tablets.
▪	In Spain, the Court notified the parties of its Ruling granting the application filed by Vringo to perform preliminary inquiries (discovery) against ZTE in Spain on the basis of the likely infringement of the Spanish part of European Patent 1,186,119. ZTE is required to deliver to Vringo discovery materials related to ZXSDR Base Stations, which Vringo alleges were introduced and distributed in Spain during the last five years.

On May 15, 2013, Vringo Infrastructure provided ZTE with a term sheet providing for the terms under which it would license its standard essential patents. The term sheet can be found here: http://bit.ly/1c2ZqHH.

On July 3, 2013, Vringo Infrastructure learned that the Patent Reexamination Board of the Patent Office of the People's Republic of China upheld the validity of one of its patents that ZTE sought to invalidate through re-examination.

Vringo Infrastructure v. ASUS Litigation

On October 4, 2013, Vringo GmbH sued ASUSTeK Computer, Inc. and ASUS Computer GmbH in the Düsseldorf Regional Court. The filings allege infringement of the German part of European Patent 0,748,136 which relates to devices, including those with hotspot functionality, that provide data services between two different wireless/cellular networks.

ASUS describes itself as being "principally engaged in the provision of computers, communications and consumer electronics (3C) solutions," with recently reported annual revenue of $12.7 billion according to Bloomberg.

Vringo Infrastructure v. ADT and Tyco Litigation

On September 12, 2013, Vringo's wholly owned subsidiary, Vringo Infrastructure, Inc., filed a patent infringement lawsuit against The ADT Corporation, ADT, LLC, ADT Security Services, Inc., and Tyco Integrated Security, LLC in the United States District Court for the Southern District of Florida.

The lawsuit alleges infringement of U.S. Patent No. 6,288,641, entitled "Assembly, and Associated Method, for Remotely Monitoring a Surveillance Area". The asserted patent relates to, amongst other things, the use of a mobile terminal to remotely monitor a location (e.g., home or business).

Further Information on I/P Engine v. AOL, Google et al. Litigation

The U.S. District Court proceedings are pending in the Eastern District of Virginia, Norfolk Division.  The case number is 2:11cv512RAJ.  Appellate proceedings are pending in the United States Court of Appeals for the Federal Circuit.  The docket number is 13-1307.  The court dockets for the foregoing cases are publicly available on the Public Access to Court Electronic Records website, www.pacer.gov, which is operated by the Administrative Office of the U.S. Courts.

Documents regarding USPTO proceedings are publicly available on the Patent Application Information Retrieval website, http://portal.uspto.gov/pair/PublicPair.

About Vringo, Inc.

Vringo, Inc. is engaged in the innovation, development and monetization of intellectual property and mobile technologies. Vringo's intellectual property portfolio consists of over 500 patents and patent applications covering telecom infrastructure, internet search, and mobile technologies. The patents and patent applications have been developed internally, and acquired from third parties. Vringo operates a global platform for the distribution of mobile social applications and services. For more information, visit: www.vringo.com.

Forward-Looking Statements

This press release includes forward-looking statements, which may be identified by words such as "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein. Factors that could cause actual results to differ materially include, but are not limited to: our inability to license and monetize our patents, including the outcome of the litigation against online search firms and other companies; our inability to monetize and recoup our investment with respect to patent assets that we acquire; our inability to develop and introduce new products and/or develop new intellectual property; new legislation, regulations or court rulings related to enforcing patents, that could harm our business and operating results; unexpected trends in the mobile phone and telecom infrastructure industries; our inability to raise additional capital to fund our combined operations and business plan; our inability to maintain the listing of our securities on NASDAQ; the potential lack of market acceptance of our products; potential competition from other providers and products; our inability to retain key members of our management team; and other risks and uncertainties and other factors discussed from time to time in our filings with the Securities and Exchange Commission ("SEC"), including our annual report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 21, 2013. Vringo expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investors and Media:

Cliff Weinstein

Executive Vice President

Vringo, Inc.

646-532-6777

cweinstein@vringoinc.com